Sinkler & Boyd, P.A.
                                Attorneys at Law
                               The Palmetto Center
                          1426 Main Street, Suite 1200
                         Columbia, South Carolina 29201
                                 (803) 779-3080

FILED VIA EDGAR
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                                 April 28, 1997

First National Corporation
950 John C. Calhoun Dr., S.E.
Orangeburg, South Carolina 29115


Gentlemen:

     In connection with the registration under the Securities Act of 1933 (the "Act") of 66,701 shares of the common stock (the "Common Stock") of First National Corporation, a South Carolina corporation (the "Company"), for issuance pursuant to the First National Corporation Incentive Stock Option Plan of 1992, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

     Upon the basis of such examination it is our opinion that the Common Stock, when issued upon the terms and conditions set forth in the Registration Statement filed by the Company in connection with the registration of the Common Stock, and upon receipt of the consideration therefor, will be legally issued, fully paid and nonassessable.

     We consent to be named in the Registration Statement as attorneys who will pass upon certain legal matters in connection with the offering described in the Registration Statement, and to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                                                     Very truly yours,


                                                     s/Sinkler & Boyd, P.A.
                                                     Sinkler & Boyd, P.A.






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